Exhibit 10.2
August 1, 2007
Errol Samuelson
Box
4th Ave RPO
Vancouver BC V6K4R8
Dear Errol:
     On behalf of Move, Inc. (the “Company”), it is with great pleasure that I provide this letter to you confirming the terms of your current compensation arrangement with the Company. To the extent provided herein, this letter supersedes the terms of your offer letter dated July 2, 2003, executed by you and the Company when you were rehired by Move as an employee (the “Offer Letter”). However, except as specifically set forth in this letter, the terms of the Offer Letter are in full force and effect.

JOB TITLE:	Executive Vice President and President of Realtor.com® and Top Producer®, effective as of February 22, 2007

SUPERVISOR:	Lorna Borenstein, Move, Inc. President

ANNUAL SALARY:	$325,000, effective as of February 22, 2007

BONUS:	Performance bonus of up to 100% of your annual salary at target, with the ability to earn up to 200% for performance in excess of target (see below)

STOCK OPTIONS:	600,000 stock options granted pursuant to the Certificate of Stock Option Grant, dated June 14, 2007

RESTRICTED STOCK UNITS (“RSUs”):	400,000 RSUs (see below)

VACATION:	Four Weeks (20 days) per anniversary year

LOCATION:	Richmond, British Columbia and Westlake Village, California (or such other corporate headquarters)

EMPLOYMENT STATUS:	Exempt, Regular-Full Time Employee

SEVERANCE:	Twelve months pursuant to the terms of the attached Executive Retention and Severance Agreement (upon execution of the agreement)
     The Company’s Management, Development and Compensation Committee has awarded you 400,000 performance-based restricted stock units. Under the terms of the award, you may earn up to 200,000 units of the Company’s common stock for each of the fiscal years ending December 31, 2008 and December 31, 2009, respectively, based on the attainment of certain performance goals relating to the Company’s revenues and EBITDA for each such year. The
30700 Russell Ranch Road, Westlake Village, CA 91362 • 805-557-2300 • Fax 805-557-2688

terms of such awards shall be memorialized by, and subject to the terms set forth in, award agreements which shall be similar to the terms provided to the other executives of the Company regarding the award of such performance based stock units.
     You will be entitled to participate in the Company’s 2007 executive bonus plan, as adopted in the Company’s sole discretion, with potential to earn up to 100% of your annual base salary if your performance targets are met, and if you significantly exceed your performance objectives you may receive a bonus in excess of your target bonus, up to a maximum of 200% of your annual base salary.
     As with the Offer Letter, this letter is not intended to be an employment contract and, unless expressly agreed otherwise in writing signed by the President of the Company and you, your employment is at-will. This means that you have the right to resign at any time with or without cause, with or without notice. Likewise, Move, Inc. retains the right to terminate your employment at any time with or without notice, with or without cause.
     If you have any questions regarding the foregoing, please do not hesitate to contact me.
Sincerely,
/s/ Mike
Mike Long
Chief Executive Officer
JOB CODE:
Enclosures

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